UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2023

Getaround, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40152	85-3122877
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Green Street
San Francisco, California		94111
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 415 295-5725

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GETR	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common stock at an exercise price of $11.50 per share*	GETR WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

* On December 13, 2023, the New York Stock Exchange (“NYSE”) filed a Form 25 Notification of Removal From Listing And Registration with respect to the registrant’s warrants stating that the NYSE had halted trading in the warrants effective as of November 28, 2023, due to the low trading price of the warrants and its intention to remove the warrants from listing and registration on NYSE on December 26, 2023.

Item 1.01 Entry into a Material Definitive Agreement.

On December 11, 2023 the Company and Mudrick Capital Management L.P. on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates (the “Purchaser”) amended and restated the super priority note in an aggregate amount of $15,040,685 entered into by such parties on September 8, 2023 (the "Note") to reflect an increased aggregate principal amount of $18,635,500, which is comprised of the original $15,040,685 principal amount under the Note, $594,815 in accrued interest on the Note as of December 11, 2023, and an additional principal amount of $3,000,000 to provide additional capital to the Company (the "Amended and Restated Note").

The Amended and Restated Note accrues interest monthly beginning on December 11, 2023, at a rate of 15.00% per annum, which interest rate, upon the occurrence, and during the continuation, of an Event of Default (as defined therein), will be increased by 2.00%. The Amended and Restated Note was issued pursuant to the subscription agreement dated September 8, 2023, which is described in our current report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2023, as amended, and an incremental super priority note subscription agreement dated December 11, 2023 (the "Incremental Subscription Agreement"), in each case by and between the Purchaser and the Company. The Company may request the Purchaser to purchase up to an additional $17,000,000 in aggregate principal amount under the Amended and Restated Note, subject to certain conditions.

The Amended and Restated Note will mature on August 7, 2024, at which time 108% of the principal and accrued interest will become due, payable in cash, unless earlier redeemed or repurchased.

The Company may prepay the Amended and Restated Note at any time prior to its maturity date, and subject to the following exception, must prepay the balance of the Note with (a) 50% of the net proceeds received prior to, and 100% of the net proceeds received on or after, January 31, 2024 from issuances of the Company’s capital stock (excluding intra-company issuances) or issuances of Company debt by the Company or any of its subsidiaries, and (b) 100% of the net proceeds of any sale, or similar disposition, of the Company or any of its subsidiaries. The mandatory prepayments set forth above do not apply to the first $10.0 million of net proceeds received by the Company in connection with a financing as described in clause (a) above.

The Amended and Restated Note is a senior secured obligation of the Company, guaranteed by certain of its subsidiaries and secured by collateral consisting of substantially all of the assets of the Company and its subsidiary guarantors. Subject to limited exceptions, the Amended and Restated Note will rank senior to all outstanding and future indebtedness of the Company, including the Company’s 8.00% / 9.50% Convertible Senior Secured PIK Toggle Notes due 2027 issued to the Purchaser.

The foregoing description of the Incremental Subscription Agreement (including the form of Amended and Restated Note attached thereto) does not purport to be complete and is qualified in its entirety by the full text of the Incremental Subscription Agreement (including the form of Amended and Restated Note attached thereto). A copy of the Incremental Subscription Agreement (including the form of Amended and Restated Note attached thereto) is attached to this Report as Exhibit 10.1 and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Incremental Subscription Agreement, dated as of September 11, 2023, by and between the Company and the Purchaser.
10.1(a)	Form of Amended and Restated Note due August 7, 2024 (included as Exhibit A to the Subscription Agreement filed as Exhibit 10.1).
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETAROUND, INC.

Date:	December 14, 2023	By:	/s/ Spencer Jackson
		Name: Title:	Spencer Jackson General Counsel & Secretary